[EXHIBIT 8.1 TO COLONIAL ENERGY'S
               REGISTRATION STATEMENT ON FORM S-4]

                       Palmer & Dodge LLP
            One Beacon Street, Boston, MA  02108-3190

                                        Telephone: (617) 573-0100
                                        Facsimile: (617) 227-4420

                          March 4, 1998

Colonial Gas Company
40 Market Street
Boston, Massachusetts 02199

     Re: Merger pursuant to Agreement and Plan of Merger by and among Colonial Gas Company, Colonial Gas Mergeco,
          Inc. and Colonial Energy

Ladies and Gentlemen:

     This opinion is being rendered in connection with the proposed formation of a holding company structure for Colonial Gas Company ("Colonial Gas"), a Massachusetts utility corporation, and the related Agreement and Plan of Merger (the "Agreement") by and among Colonial Gas, Colonial Gas Mergeco, Inc. ("Mergeco"), a Massachusetts utility corporation, and Colonial Energy, a Massachusetts business trust formed by Colonial Gas. Pursuant to the Agreement, Mergeco will merge with and into Colonial Gas in a transaction (the "Merger") in which Colonial Gas will continue as the surviving corporation and a wholly- owned subsidiary of Colonial Energy, and the separate corporate existence of Mergeco will cease. Capitalized terms not defined herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

     In our capacity as counsel for Colonial Gas in the Merger and for purposes of rendering this opinion, we have examined and relied upon (without any independent investigation or review thereof) (i) the Agreement and the exhibits thereto, (ii) the Proxy Statement/Prospectus (the "Proxy Statement") included in the Registration Statement on Form S-4 filed by Colonial Energy with the Securities and Exchange Commission in connection with the Merger, (iii) certain statements and representations made by executives of Colonial Gas and Colonial Energy (the "Officers' Representations") and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     In rendering this opinion, we have assumed that all parties to the Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions. We have further assumed that the Officers' Representations and all representations contained in the Agreement and the documents related thereto and in the Proxy Statement are, at the time they are made, and will remain at all times through the Effective Time, true and complete in all material respects and that we may rely on such representations at the time they are made and at all times through the Effective Time. We have also assumed that any representation that is made "to the best of the knowledge and belief" (or similar qualification) of any person or party will be correct without such qualification and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our due diligence with respect to the delivery of this opinion, nothing has come to our attention that would cause us to question the accuracy thereof.

     Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change. No assurances can be given that a change in the legal authorities on which our opinion is based will not occur prior to or after the Effective Time or that such change will not affect the conclusions expressed herein. In particular, Congress enacted legislation in 1997 expanding the definition of "investment company" for purposes of Code Section 351(e)(1), which provides that tax-free treatment under Code Section 351 is not available for transfers of property to an "investment company." The Senate Committee Report with respect to this legislation states that the change to Section 351(e)(1) is intended to change only the types of assets considered in the definition of an "investment company" in the present Treasury Regulations and not to override other provisions of those regulations, including the rule that, for purposes of Section 351(e)(1), stock in a subsidiary corporation is disregarded and the parent corporation is deemed to own its ratable share of the subsidiary's assets. In reliance on this legislative history, this opinion assumes the continued operation of the foregoing rule, pursuant to which Colonial Energy will not be an "investment company" for purposes of Section 351(e)(1) in the Merger. The Treasury Department could change this rule in future regulations and such regulations could apply retroactively. We undertake no responsibility to advise you of developments in the law after the Effective Time.

     Our opinion is not binding upon either the IRS or any court.
Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     This opinion addresses only the specific United States federal income tax consequences of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Colonial Gas that are subject to special tax rules, including dealers in securities, tax-exempt entities, shareholders who are not United States persons and shareholders who do not hold Colonial Gas Common Stock as "capital assets" within the meaning of Section 1221 of the Code.

     On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

1. The Merger will be treated as an exchange by the holders of Colonial Gas Common Stock of their shares of Colonial Gas Common Stock for Colonial Energy Common Shares. Under Section 351 of the Code, no gain or loss will be recognized by the holders of Colonial Gas Common Stock upon such exchange.

2. No gain or loss will be recognized by Colonial Gas or Colonial Energy as a result of the Merger.

3. The tax basis of the Colonial Energy Common Shares received pursuant to the Merger will be the same as the tax basis of the shares of Colonial Gas Common Stock exchanged therefor.

4. The holding period for the Colonial Energy Common Shares received pursuant to the Merger will include the period that the shares of Colonial Gas Common Stock exchanged therefor were held by the holder, provided such shares were a capital asset of the holder.

     No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

     This opinion is being delivered to you solely in connection with the Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior consent. We hereby consent, however, to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Registration Statement.


                                   Very truly yours,

                               /s/ Palmer & Dodge LLP


            [END OF EXHIBIT 8.1 TO COLONIAL ENERGY'S
               REGISTRATION STATEMENT ON FORM S-4]